Exhibit 99.1

Jeff Hansen

Investor Relations

Marriott Vacations Worldwide

407.206.6149

jeff.hansen@mvwc.com

Ed Kinney/Jacqueline Ader-Grob

Corporate Communications

Marriott Vacations Worldwide

407.206.6278/407.513.6950

ed.kinney@mvwc.com /jacqueline.ader-grob@mvwc.com

Marriott Vacations Worldwide Completes Securitization of Vacation Ownership Loans

ORLANDO, Fla. – August 15, 2016 – Marriott Vacations Worldwide Corporation (NYSE: VAC) announced today the completion of a securitization of a pool of approximately $259 million of vacation ownership loans. Approximately $207 million of the loans were purchased on August 11, 2016 by the MVW Owner Trust 2016-1 (the “Trust”), and all or a portion of the remaining loans may be purchased by the Trust prior to January 16, 2017. In connection with the securitization, investors purchased $250 million of notes (the “Notes”) from the Trust. The Notes were offered in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended.

Two classes of Notes were issued by the Trust: approximately $231 million of Class A Notes and approximately $19 million of Class B Notes. The Class A Notes have an interest rate of 2.25 percent and the Class B Notes have an interest rate of 2.64 percent, for an overall weighted average interest rate of 2.28 percent.

Of the $250 million in proceeds from the transaction, $50 million will be held by the Trust until it purchases all or a portion of the remaining loans or, if not used for that purpose, returned to the investors. In addition, approximately $122 million was used to repay all outstanding amounts previously drawn under Marriott Vacations Worldwide’s $250 million warehouse credit facility, approximately $6 million was used to pay transaction expenses and fund required reserves and the remainder will be used for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities law. Unless so registered, the Notes may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Marriott Vacations Worldwide Corporation

Marriott Vacations Worldwide Corporation is a leading global pure-play vacation ownership company, offering a diverse portfolio of quality products, programs and management expertise with over 60 resorts. Its brands include Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott. Since entering the industry in 1984 as part of Marriott International, Inc., the company earned its position as a leader and innovator in vacation ownership products. The company preserves high standards of excellence in serving its customers, investors and associates while maintaining a long-term relationship with Marriott International. For more information, please visit www.marriottvacationsworldwide.com.

###